Exhibit 99.1

ELDEN HOLDING GROUP, LLC
15206 VENTURA BOULEVARD, SUITE 306
SHERMAN OAKS, CALIFORNIA 91403

May 13, 2004

Earl Scheib, Inc.

15206 Ventura Boulevard, Suite 200

Sherman Oaks, California 91403

Attention: Christian K. Bement

Gentlemen:

This letter (this “Letter of Intent”) outlines the principal terms of the proposed acquisition of Earl Scheib, Inc., a Delaware corporation (“Scheib”), by Elden Holding Group, LLC or an affiliate of Elden Holding Group, LLC (jointly referred to below as the “Buyer”).  Except as provided for in Paragraph 13 of this Letter of Intent, this Letter of Intent is not binding on either Scheib or Buyer and is intended solely as a summary of the contemplated terms of the proposed Merger.

1.                                       Form of Acquisition; Merger Agreement.

The Buyer will form a wholly owned Delaware corporation (“Newco”).  At the closing of the transaction (the “Closing,” and the date on which the Closing occurs being the “Closing Date”), Newco will merge into Scheib (the “Merger”).  Scheib will continue in existence as the surviving corporation.  At the Closing, each outstanding share of Scheib capital stock will be converted into the right to receive a pro rata per-share amount of the aggregate cash purchase price (the “Purchase Price”) described below, and each outstanding share of Newco that is held by the Buyer will be exchanged for one share of Scheib capital stock.  Notwithstanding the preceding provisions, any Scheib stockholders who perfect their appraisal rights under Section 262 of the Delaware General Corporation Law (“Dissenting Stockholders”) will be entitled to such cash consideration as is determined under applicable Delaware law.  As a result of the Merger, the Buyer will own all shares of Scheib capital stock after the Closing, and Buyer will cause – in accordance with the provisions for the termination of stock options discussed in Paragraph 2 – there not to be any options, warrants, or other rights exchangeable into or convertible for Scheib stock in existence after the Closing.

Concurrently with the Buyer’s execution of this Letter of Intent, Buyer has delivered to Scheib a letter from the Buyer’s certified public accountants, in form and substance determined by Scheib to have been reasonably acceptable to it, addressed to Scheib and certifying that the consolidated net worth of Elden Holding Group, LLC as of the date of such letter is in excess of $10,000,000.

Promptly after Scheib’s execution of this Letter of Intent, which Scheib represents and warrants has been approved by Scheib’s Board of Directors (the “Board”), the Buyer will proceed with its due diligence investigation, and the parties to this Letter of Intent will, in good faith, prepare, negotiate and attempt to execute a definitive merger agreement (the “Merger Agreement”) embodying the terms and conditions of this Letter of Intent.  For the sake of clarity, the parties to this Letter of Intent acknowledge and agree that the Merger Agreement will contain terms and conditions that are mutually acceptable to Scheib and the Buyer.

Assuming that the Board shall have duly approved the execution and delivery of the Merger Agreement and as a result Scheib and the Buyer have executed and delivered the Merger Agreement, subject to Paragraph 9 of this Letter of Intent, Scheib will submit the Merger Agreement to its stockholders as promptly as practicable after such execution and delivery, along with a statement of the Board approving the Merger Agreement and the Merger and determining their advisability and recommending that the shareholders of Scheib approve the Merger Agreement and the Merger.

The parties to this Letter of Intent will also use their commercially reasonable efforts to obtain voting and/or support agreements with stockholders who are identified in Scheib’s most recent proxy statement as owning in the aggregate up to thirty percent (30%) of the issued and outstanding capital stock of Scheib, each such agreement to contain a customary agreement by the stockholder to vote its shares in favor of the Merger and not to transfer any of its shares prior to the Closing; provided, however, that such parties acknowledge and agree that failure to obtain any such agreements is not a breach of this Letter of Intent and obtaining such agreements is not a condition to the execution of the Merger Agreement.

2.                                       Purchase Price.

The Purchase Price will be $15 million, payable in cash but subject to adjustment as described in this paragraph 2.  The pro rata per share Purchase Price payable to each Scheib stockholder (irrespective of class or series) at and as of the Closing will equal the Purchase Price divided by the sum of the number of shares of Scheib capital stock that are outstanding as of the Closing.

If Scheib’s option plans expressly permit (and no applicable law or regulation would limit or prohibit) vested options to be terminated by the payment of the excess, if any, of the pro rata per share Purchase Price described above over the exercise price for such option, then the aggregate Purchase Price shall be reduced, prior to any calculation of the pro rata per share Purchase Price by the aggregate amount of such payments to be made at the Closing to vested optionees, and such vested stock options shall be so terminated at the Closing.  It shall be a condition to the closing that (x) all unvested stock options and, if Scheib’s option plans do not expressly permit (or any applicable law or regulation limits or prohibits) vested options to be terminated by the payment described above, all vested stock options shall have been terminated prior to the Closing and (y) all warrants and all other rights to purchase or obtain securities of Scheib shall have been terminated prior to the Closing.

The Purchase Price will also be subject to a pre-closing working capital adjustment.  Scheib will prepare and deliver to the Buyer not less than five (5) business days prior to the scheduled Closing Date, a statement of Scheib’s Working Capital (as defined below) as of the most currently available month-end date, but in no event dated more than 45 days prior to the Closing Date (the “Working Capital Statement”).  The Purchase Price will be adjusted (on a per share equivalent) as follows:

(i)                                     if the Working Capital amount set forth on such Working Capital Statement is less than or equal to a $1,350,000 Working Capital surplus and less than or equal to a Working Capital deficit of $550,000, then the Purchase Price will not be adjusted;

(ii)                                  if the Working Capital Statement reflects a Working Capital deficit that is greater than a deficit of $550,000, then the Purchase Price shall be decreased by a dollar amount equal to the product of (A) the excess of such Working Capital deficit over a deficit of $550,000 and (B) 0.50; and

(iii)                               if the Working Capital Statement reflects a Working Capital surplus that is greater than a surplus of $1,350,000, then the Purchase Price shall be increased by a dollar amount equal to the product of (A) the excess of such Working Capital surplus over a surplus of $1,350,000 and (B) 0.50.

As used herein, the term “Working Capital” means, as of any date, an amount equal to the current assets of Scheib as of the close of business on such date, less the current liabilities of Scheib as of the close of business on such date, and assumes current deferred tax assets will be deemed to be $1,173,000 (and not the actual number that would be included on the Working Capital Statement in the absence of such deemed value); provided, that the following adjustments shall be made for any calculation of Working Capital:

(i)                                     the first $700,000 paid or payable under any severance payments and related costs (including, without limitation, payments with respect to the provision of health insurance benefits) paid or payable to executive officers of Scheib pursuant to existing Scheib plans as of the date hereof, including, without limitation, the Earl Scheib, Inc. Modified Executive Retention and Incentive Plan dated April 2, 2003 (the “Retention Plan”), shall be excluded from the calculation of Working Capital (for the sake of clarity, all amounts in excess of $700,000 under such Scheib plans shall be included in the calculation of Working Capital).

(ii)                                  a current asset in the amount of approximately $350,000, which is equal to the amount of the write-off of deferred financing costs resulting from any termination of or adjustment to Scheib’s secured revolving credit facility with Wells Fargo/Foothill that is currently reflected on Scheib’s books, shall be deemed to exist on Scheib’s books for purposes of the calculation of Working Capital;

(iii)                               all Transaction Expenses (as defined below) and, to the extent not duplicative, all Tax-Related Transaction Expenses, shall be excluded from the calculation of Working Capital;

(iv)                              in the event that as a result of or in connection with the transactions contemplated by this Letter of Intent, any amounts are paid or become payable to participants in the Earl Scheib, Inc. Nonqualified Supplemental Executive Retirement Plan (the “Pension Plan”), then the positive amount, if any, by which (x) the aggregate expenses accrued by Scheib with respect to such participants exceed (y) the aggregate net cash surrender value of all whole life insurance contracts entered into by Scheib with respect to those officers and key employees of Scheib who are participants in the Pension Plan shall be included as a current liability of Scheib;

(v)                                 the liabilities provided for on the Company’s balance sheet as of the date of the Working Capital Statement relating to interest expense and taxes arising out of or in connection with the Notice of Disallowance received by Scheib from the Internal Revenue Service in February of 1999 (the “IRS Matter”) shall be deemed for purposes of calculating Working Capital to be equal to, and shall be set forth on the Working Capital Statement as, the amount accepted by the Internal Revenue Service in full and final settlement of Scheib’s tax liabilities in connection with the IRS Matter, unless previously paid; and

(vi)                              Working Capital shall be decreased by the net cash proceeds received from the sale of any of the Company’s real estate.

The Purchase Price is subject to a further adjustment (on a per share equivalent) and will be decreased dollar for dollar by the amount by which Transaction Expenses incurred (whether or not payable) as of the Closing Date exceed $1,500,000.  There will be no such adjustment to the Purchase Price if all the aggregate of all Transaction Expenses incurred (whether or not payable) as of the Closing Date are less than or equal to $1,500,000.

As used herein, the term “Transaction Expenses” means all actual out-of-pocket fees, costs and incremental expenses incurred by Scheib after the date of this Letter of Intent reasonably attributable to the negotiation of the Merger Agreement or the other transactions contemplated by this Letter of Intent and that are actually paid or payable to third parties who are not employees of the Company, including, without limitation, bonuses paid or payable to Scheib management under the Retention Plan, but specifically excluding severance paid or payable to Scheib management under the Retention Plan and specifically excluding the $75,000 retainer paid to Ryan, Beck & Co. prior to the date hereof; provided, that for so long as the parties to this Letter of Intent continue to act in a cooperative and expeditious manner to consummate the transactions contemplated by this Letter of Intent, Transaction Expenses shall include reasonable expenses of third parties incurred by Scheib arising out of or in connection with the Buyer’s reasonable due diligence requests so long as the Buyer first notifies Scheib of its intention to submit due diligence requests to such third parties; provided, however, that the Buyer shall not be required to first notify Scheib of its intention to submit due diligence requests to or deal with Sheppard, Mullin, Richter & Hampton LLP; provided, further, that Scheib shall notify the Buyer in writing if Scheib determines that the parties to this Letter of Intent have ceased to act in a cooperative and expeditious manner to consummate the transactions contemplated by this Letter of Intent.  Notwithstanding the foregoing, “Transaction Expenses” shall exclude any allocations of existing corporate overhead (including salaries of current Scheib employees).

By way of example only, the following costs, fees and expenses would qualify as Transaction Expenses hereunder:  Scheib’s (a) fees and expenses of professional advisors, including, without limitation, outside legal counsel and including, without limitation, for so long as the parties to this Letter of Intent continue to act in a cooperative and expeditious manner to consummate the transactions contemplated by this Letter of Intent, reasonable fees and expenses of such third parties incurred by Scheib arising out of or in connection with the Buyer’s reasonable due diligence requests so long as the Buyer first notifies Scheib of its intention to submit due diligence requests to such third parties; provided, however, that the Buyer shall not be required to first notify Scheib of its intention to submit due diligence requests to or deal with Sheppard, Mullin, Richter & Hampton LLP, (b) investment banking fees and expenses, (c) the costs of preparing a proxy statement and calling a special meeting for the consideration of the Merger proposal by Scheib’s shareholders (including printing costs, mailing costs, and filing fees with the Securities and Exchange Commission, but excluding any allocation of the salaries of current Scheib employees who are involved in such process) and (d) management transaction bonuses (whether or not pursuant to the Retention Plan or existing employment agreements), and in each case solely relating to the transactions contemplated by this Letter of Intent.

By way of example only, the following costs, fees and expenses would not qualify as Transaction Expenses hereunder: (v) salaries paid and overhead costs chargeable to employees of Scheib working on the transactions contemplated hereby, (w) fees and expenses of Scheib’s auditors, accountants or other consultants in any matter unrelated to the transactions contemplated by this Letter of Intent, (x) fees and expenses for any of Scheib’s outside legal counsel’s general corporate, employment, environmental, real estate, tax, regulatory, securities or other legal advice in any matter unrelated to the transactions contemplated by this Letter of Intent, (y) fees owing to Scheib’s directors for attendance at Board meetings, and (z) any other fees and expenses of Scheib that arise in the ordinary course of Scheib’s business.

By way of example only, assuming (1) that the Working Capital Statement as delivered by Scheib reflects a Working Capital surplus of $2,000,000 (taking into account all of the adjustments to Working Capital set forth in the definition of Working Capital below, including, without limitation, adjustments for severance, deferred financing costs, Transaction Expenses (as defined below), the Pension Plan (as defined below), the IRS Matter (as defined below) and sales by Scheib of real estate) and (2) that Transaction Expenses (as defined below) are less than or equal to $1,500,000, then the Purchase Price would be increased by $325,000 to $15,325,000, calculated as follows: the base Purchase Price of $15,000,000, plus an amount which is equal to the difference between (A) $2,000,000 (the assumed Working Capital for purposes of this example) minus (B) $1,350,000 (the top end of Working Capital collar, because the Working Capital surplus in this example is greater than $1,350,000), which difference is $650,000 in this example, multiplied by 0.5.

3.                                       Access.

Without regard to the date the parties enter into the Merger Agreement, the Buyer shall be limited to sixty (60) calendar days from the full execution of this Letter of Intent (the “Due Diligence Period”) to conduct its due diligence investigation of Scheib; provided, that the Buyer shall have an additional fifteen (15) calendar days (and the Due Diligence Period shall be extended by such additional period) to further investigate items that have not been previously (as of the date of this Letter of Intent) disclosed to the Buyer or set forth or referenced in Scheib’s public reporting that are discovered by the Buyer in the course of its investigations during such Due Diligence Period or items or access requested by the Buyer from Scheib pursuant to its investigations but not provided or made available by Scheib to the Buyer prior to the expiration of the initial sixty (60) day period.  The parties to this Letter of Intent intend that the Merger Agreement be signed on or about the 60th day following the execution of this Letter of Intent (or, if practicable, earlier).  If the Merger Agreement is executed prior to the 75th calendar day following the execution of this Letter of Intent, then the Merger Agreement will grant the Buyer a termination right for a period equal to the number of days remaining between the date the Merger Agreement is signed and the 75th calendar day following the execution of this Letter of Intent.

During the Due Diligence Period, and during the period ending with the termination of this Letter of Intent or the execution and delivery of a Merger Agreement the Buyer and its authorized representatives will have reasonable access, upon reasonable advance notice, to the premises and the books, records, agreements and other documents of Scheib during normal business hours, and the Buyer will be furnished with copies of all such books, records, agreements and other documents as may be reasonably requested by it.

In connection with such investigation, the Buyer will also be permitted to speak with such officers, directors, creditors, lessees, lessors, customers and litigation counsel of Scheib as the Buyer may specify; provided, that, such discussions are coordinated through Scheib’s general counsel, the Buyer gives Scheib reasonable advance written notice of any such discussions and that a representative of Scheib previously approved by Scheib’s general counsel is present in person or telephonically for all such discussions unless Scheib’s general counsel shall have explicitly waived such participation.  The Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Scheib.  In addition, Buyer will agree to reasonable limitations on such due diligence to the extent necessary to preserve attorney-client privileges; provided, that, such limitations do not impair Buyer’s due diligence efforts in a material respect.

The Merger Agreement shall provide that Buyer and its authorized representatives will continue to have access on the same terms and conditions set forth in the immediately preceding paragraph of this Paragraph 3 until the termination of the Merger Agreement or the consummation of the Merger.

4.                                       Public Announcements.

Prior to the Closing, neither Scheib nor the Buyer will make any public disclosure or issue any press release concerning this Letter of Intent or the Merger Agreement or the transactions contemplated thereby without the consent of the other party to this Letter of Intent as to the release of such information and as to the form and content of any such disclosure or release.  However, either party to this Letter of Intent may make any disclosure that is required by law or judicial process if such party determines in good faith that it is required to do so and gives to the other party to this Letter of Intent advance notice and a reasonable opportunity to comment upon such disclosure or press release prior to its disclosure or release, and the releasing party shall use reasonable efforts to modify such documents in response to any reasonable comments made by the other party.  The Buyer and Scheib acknowledge and agree that upon the full execution of this Letter of Intent, it Scheib shall promptly issue a press release reporting the execution of this Letter of Intent, describing the material terms of this Letter of Intent and naming Kimco Realty Corporation and Elden Holding Group, LLC as the Buyer’s financing sources, and shall promptly file a current report with the Securities and Exchange Commission disclosing such press release and including an unredacted copy of this Letter of Intent as an exhibit thereto; provided, that, Scheib shall provide the Buyer a reasonable opportunity to comment on such press release and current report.

5.                                       Expenses.

(i)                                     Subject to Paragraphs 9, 11, and 13 of this Letter of Intent, Scheib and the Buyer will each pay its respective fees and expenses incurred in connection with the preparation, execution and delivery of this Letter of Intent and the Merger Agreement and the transactions contemplated by those documents.

(ii)                                  The parties acknowledge that it is Buyer’s intention to structure the transaction to enable participation by Buyer’s private equity sponsors to the fullest extent as contemplated as of the date hereof.  In that regard, Buyer and Scheib each agree to use its commercially reasonable efforts to effectuate Buyer’s intent described above, provided that notwithstanding anything to the contrary set forth in this Letter of Intent, in the event that Scheib incurs any additional Transaction Expenses as a result of such efforts described above (any such expenses, “Tax-Related Transaction Expenses”), the amount of any Tax-Related Transaction Expenses shall not be taken into account in calculating the aggregate Transaction Expenses for purposes of any adjustment to the Purchase Price as described in Paragraph 2; provided, however, that prior to incurring any Tax-Related Transaction Expenses Scheib shall have first notified Buyer of its intention to incur such Tax-Related Transaction Expenses.  In the interests of clarity, the parties expressly agree that Buyer will have no obligation to make any payments or reimbursements in respect of income tax liabilities of Scheib or any of its stockholders as a result of such efforts described above or as a result of any restructuring of the transaction.

6.                                       Conduct of Business.

Until the termination of this Letter of Intent, Scheib (a) will conduct its business only in the ordinary course and consistent with past practice and will maintain its books and records in accordance with past practices; and (b) will not, without the consent of Buyer, (i) issue any shares (except upon exercise of any outstanding options); (ii) amend its charter documents; (iii) grant or issue any options, rights, warrants or convertible securities; (iv) declare or pay any dividends or make any other distribution to stockholders, reclassify outstanding shares, or reacquire any equity securities; (v) reorganize, sell or dispose of any significant amount of assets; provided, however, that the Buyer hereby explicitly consents to Scheib’s sale of up to three real estate locations previously disclosed to the Buyer if the net proceeds from such sales (the “Pre-Approved Real Estate Sales”) are retained by Scheib and not distributed to its stockholders; (vi) materially increase the level of compensation to any officer, director or employee or enter into any new employment or bonus agreement with any such officer, director or employee, unless pursuant to existing agreements or plans; and (c) will not agree to do anything or take any action referred to in clause (b) hereof.

7.                                       Complete Agreement: Amendments.

This Letter of Intent (together with the Confidential Information Non-Disclosure and Non-Solicitation Agreement executed by the Buyer) embodies the complete agreement between Scheib and the Buyer regarding the subject matter hereof and supersedes any and all prior oral and written agreements and understandings between the parties to this Letter of Intent relating to the subject matter of this Letter of Intent.  No amendment or other change to, or waiver of, any provision of this Letter of Intent will be valid or binding unless it is in writing and signed by Scheib and the Buyer.

8.                                       Closing Conditions.

Each party’s obligation to close the Merger is conditioned upon:

(i)                                     The execution and delivery of a mutually acceptable Merger Agreement (including customary representations and warranties) that is consistent with the principal terms that are described in this Letter of Intent;

(ii)                                  The approval by Scheib’s stockholders of the Merger;

(iii)                               The receipt of all material consents and approvals from governmental bodies, Scheib’s stockholders and other third parties that are required under applicable law or by agreement;

(iv)                              The receipt from the other party’s counsel of a customary legal opinion; and

(v)                                 The accuracy in all material respects of the other party’s representations and warranties as of the Closing and the fulfillment by the other party to this Letter of

Intent of all of its obligations in the Merger Agreement that are required to be fulfilled by the Closing Date.

The Buyer’s obligation to close the Merger is not conditioned upon its receipt of financing with which to pay the Purchase Price.  However the Buyer’s Closing obligation is subject to the following additional conditions:

(a)                                  The Buyer’s completion to its satisfaction, in its sole discretion, of its due diligence investigation regarding Scheib’s business, assets, liabilities, financial condition and results of operations within the Due Diligence Period;

(b)                                 Scheib is holding cash and cash equivalents in an amount not less than $2.6 million minus the sum of (i) any amounts paid in settlement of the IRS Matter and all Transaction Expenses up to $1,500,000 and, to the extent not duplicative, any Tax-Related Transaction Expenses, plus (ii) the net proceeds of the Pre-Approved Real Estate Sales;

(c)                                  A termination of Scheib’s currently existing loan and security agreement and a release of the secured interests granted in connection therewith;

(d)                                 Full and final settlement with the Internal Revenue Service of the IRS Matter on terms reasonably acceptable to Buyer; provided, that receipt by Scheib of a letter from the accepting official of the Internal Revenue Service accepting an Offer in Compromise made by Scheib in connection with the IRS Matter in accordance with the Sections 5.8.8.5 and 5.8.8.6 of the Internal Revenue Manual shall be deemed to be full and final settlement of the IRS Matter;

(e)                                  No material adverse change in Scheib’s assets, liabilities, business operations or financial condition having occurred between the date of this Letter of Intent and the Closing Date;

(f)                                    Except as otherwise agreed to in writing by the Buyer in the Merger Agreement or otherwise, (i) no sale by Scheib prior to the Closing of any of its paint shop locations or other operating groups or material assets, other than the Pre-Approved Real Estate Sales, and (ii) Scheib’s operation of its business in all other respects in the ordinary course prior to the Closing; and

(g)                                 No more than ten percent (10%) of the outstanding shares of Scheib capital stock being owned by Dissenting Stockholders as of the Closing Date.

9.                                       Exclusive Dealings.

Scheib acknowledges that the Buyer will invest substantial time and resources, and incur substantial expenses, in connection with conducting its business, financial and legal due diligence investigation of Scheib and in negotiating and drafting the Merger Agreement.  To induce the Buyer to incur such expenses, Scheib agrees that until the earlier of the termination of this Letter of Intent or the execution of the Merger Agreement, Scheib will not, directly or indirectly, through any officer, director, employee, subsidiary or other affiliate, representative or agent (provided, however, that this Paragraph 9 will not be deemed to bind a stockholder of Scheib that is not a director, officer, or employee of Scheib and that acts independently of Scheib and without any assistance or encouragement from Scheib or any of its other affiliates):

(i)                                     solicit, initiate or knowingly encourage any inquiries or proposals from any person or entity (other than the Buyer) that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger or consolidation involving Scheib, a sale of all or substantially all of Scheib’s assets or a sale of shares of Scheib capital stock (including, without limitation, by way of a tender offer but excluding an offer and sale of shares pursuant to a bona fide employee stock plan sponsored by Scheib) resulting in any person acquiring beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) having been formed which beneficially owns, 50% or more of the voting power of the outstanding Scheib capital stock (any of the foregoing inquiries and proposals other than by the Buyer being referred to in this Letter of Intent as an “Acquisition Proposal”),

(ii)                                  engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or

(iii)                               agree to, approve or recommend any Acquisition Proposal.

Scheib also agrees to cause all current discussions and negotiations with any persons other than the Buyer concerning the foregoing transactions to cease and to communicate to the Buyer as promptly as practicable the terms of, and the identity of any person making, any Acquisition Proposal.  Scheib further agrees to communicate to the Buyer as promptly as practicable any determination that an Acquisition Proposal constitutes a Superior Proposal.

Notwithstanding the preceding paragraph or anything else to the contrary in this Letter of Intent, nothing contained in this Letter of Intent shall prevent Scheib or its Board at any time from:

(a)                                  providing a copy of the text of this Paragraph 9 to any person or entity who has made an inquiry to Scheib regarding a potential Acquisition Proposal after the date of this Letter of Intent which inquiry was not solicited, initiated or knowingly encouraged by Scheib, directly or indirectly, after the date of this Letter of Intent, through any officer, director, employee, subsidiary or other affiliate, representative or agent (provided, however, that an affiliate of Scheib shall not include, and the provisions of this Paragraph 9 are not applicable to, a stockholder of Scheib that is not a director, officer, or employee of Scheib);

(b)                                 providing information in response to a request therefor made by any person or entity who has delivered to Scheib an Acquisition Proposal after the date of this Letter of Intent which was not solicited, initiated or knowingly encouraged by Scheib, directly or indirectly, after the date of this Letter of Intent, through any officer, director, employee, subsidiary or other affiliate, representative or agent (provided, however, that an affiliate of Scheib shall not include, and the provisions of this Paragraph 9 are not applicable to, a stockholder of Scheib that is not a director, officer, or employee of Scheib), if the Board receives from the person or entity so requesting such information an executed confidentiality agreement, the terms of which are (without regard to the terms of the Acquisition Proposal) (1) on balance no less favorable to Scheib and (2) on balance no less restrictive on the person or entity requesting such information than those contained in the Confidential Information Non-Disclosure and Non-Solicitation Agreement executed by the Buyer;

(c)                                  engaging in negotiations or discussions with a person or entity who has delivered to Scheib an unsolicited Acquisition Proposal; or

(d)                                 taking any position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934 that is consistent with the fiduciary duties of the Board under applicable law with respect to a tender offer commenced by a third party;

if, and only to the extent that, for purposes of clauses (b) and (c) above, the Board determines in good faith (after consultation with its financial advisor) that the Acquisition Proposal would constitute, or could reasonably result in, in each case, if consummated, a transaction that is more favorable to Scheib’s stockholders (with respect to financial and other terms and, if applicable, strategic benefit) than the Merger (any Acquisition Proposal as to which such determination is made being referred to in this Agreement as a “Superior Proposal”).

If the Buyer shall have terminated this Letter of Intent prior to the execution of the Merger Agreement pursuant to Paragraph 11(a)(vi), or if Scheib shall have terminated this Letter of Intent pursuant to Paragraph 11(a)(iii), and Scheib enters into a letter of intent, memorandum of understanding or definitive agreement with respect to an Acquisition Proposal with any person or entity other than the Buyer or an affiliate or assignee of the Buyer within six (6) months of the date of the termination of this Letter of Intent by the Buyer pursuant to Paragraph 11(a)(vi) or by Scheib pursuant to Paragraph 11(a)(iii), then Scheib must pay the Buyer (i) an amount equal to $250,000, which amount shall be due and payable upon entry into such letter of intent, memorandum of understanding or definitive agreement and (ii) Buyer’s reasonable documented out-of-pocket expenses (including, without limitation, reasonable legal, accounting, appraisal and financial advisory fees), up to an aggregate amount of $350,000, incurred by the Buyer in connection with the negotiation and drafting of this Letter of Intent or the Merger Agreement and in connection with the other transactions contemplated by this Letter of Intent (including the Buyer’s due diligence investigation), which amount shall be due and payable upon entry into such letter of intent, memorandum of understanding or definitive agreement, subject to the receipt of reasonably satisfactory documentation regarding such expenses.  The receipt of the foregoing amounts will serve as the sole and exclusive remedy to the Buyer under this Letter of Intent in the event of such a termination of this Letter of Intent.

10.                                 Exclusive Dealings-Merger Agreement.

The Merger Agreement will contain an exclusive dealings covenant and “fiduciary out” provision that is substantially similar to the covenant and provision set forth in Paragraph 9 hereof and which provides that the Board may terminate the Merger Agreement upon receipt of a Superior Proposal, but subject to the further provision that the Buyer shall have the right to terminate the Merger Agreement in the event that Scheib makes a formal public announcement that it expresses no opinion or will remain neutral with respect to an Acquisition Proposal, whether or not pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, as amended.  The Merger Agreement will also provide that if the Board exercises its fiduciary out and as a result Scheib or the Buyer terminates the Merger Agreement prior to the Closing or if the Board makes a formal public announcement that it will remain neutral with respect to an Acquisition Proposal and as a result the Buyer terminates the Merger Agreement, then Scheib must pay the Buyer (i) an amount equal to $350,000, which amount shall be due and payable within ten days after such termination, and (ii) Buyer’s reasonable documented out-of-pocket expenses (including, without limitation, reasonable legal, accounting, appraisal and financial advisory fees), up to an aggregate amount of $250,000, that were incurred by the Buyer in connection with the negotiation and drafting of the Merger Agreement and related documents and in connection with the Buyer’s due diligence investigation, which amount shall be due and payable contemporaneously with such termination (subject to the receipt of reasonably satisfactory documentation regarding such expenses).  The receipt of the foregoing amounts will serve as the sole and exclusive remedy to the Buyer under the Merger Agreement in the event of such a termination of the Merger Agreement.

11.                                 Termination of this Letter of Intent.

(a)                                  This Letter of Intent may be terminated in writing:

(i)                                     at any time by the mutual consent of Scheib and the Buyer, in which case the Buyer shall not be entitled to any reimbursement of its expenses and Scheib shall have no liability to the Buyer resulting from, arising out of or in connection with such termination;

(ii)                                  by Scheib at any time after the expiration of the Due Diligence Period, if the Buyer has not agreed in writing to irrevocably waive the condition to the Buyer’s obligation to close the Merger set forth in Paragraph 11(a)(iv) of this Letter of Intent (or any equivalent condition in the Merger Agreement), in which case the Buyer shall not be entitled to any reimbursement of its expenses and Scheib shall have no liability to the Buyer resulting from, arising out of or in connection with such termination;

(iii)                               by Scheib at any time following receipt of a Superior Proposal, in which case the Buyer shall be entitled to a termination fee and reimbursement of expenses in accordance with the last paragraph of Paragraph 9;

(iv)                              by the Buyer, prior to the expiration of the Due Diligence Period, if it is not satisfied with its due diligence investigation in its sole discretion, in which case the Buyer shall not be entitled to any reimbursement of its expenses and Scheib shall have no liability to the Buyer resulting from, arising out of or in connection with such termination unless Buyer’s due diligence reveals that material liabilities that were not disclosed in Scheib’s most recent (as of the date of this Letter of Intent) periodic report on Form 10-Q or the financial statements appended thereto (and which would have been required to have been disclosed in such periodic reports or financial statements pursuant to Regulation S-K, Regulation S-X or GAAP), in which case Scheib must reimburse Buyer’s reasonable out-of-pocket expenses (including, without limitation, reasonable legal, accounting, appraisal and financial advisory fees), up to an aggregate amount of $350,000, that were incurred by the Buyer in connection with the negotiation and drafting of this Letter of Intent and related documents and in connection with the Buyer’s due diligence investigation;

(v)                                 by either party to this Letter of Intent if the Merger Agreement has not been executed within 60 calendar days after the full execution of this Letter of Intent and this Letter of Intent has not previously been terminated, in which case the Buyer shall not be entitled to any reimbursement of expenses from Scheib unless Scheib enters into a definitive purchase, sale or merger or other definitive agreement with any person or entity other than the Buyer or an affiliate of the Buyer within six (6) months of the date of the termination of this Letter of Intent, in which case Scheib shall reimburse Buyer’s reasonable out-of-pocket expenses (including, without limitation, reasonable legal, accounting, appraisal and financial advisory fees), up to an aggregate amount of $350,000, that were incurred by the Buyer in connection with the negotiation and drafting of this Letter of Intent and related documents and in connection with the Buyer’s due diligence investigation (subject to the receipt of reasonably satisfactory documentation regarding such expenses).  The receipt of the foregoing amount will serve as the sole and exclusive remedy to the Buyer under this Letter of Intent in the event of the occurrence of the events described in this subparagraph (v); and

(vi)                              by the Buyer, if the Board of Directors of Scheib or any committee thereof (x) shall have approved or recommended, or proposed publicly to approve or recommend, or executed a definitive agreement or letter of intent with respect to, any Acquisition Proposal, (y) shall have taken any positive position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, or (z) shall have adopted a resolution resolving to take any of the foregoing actions at a duly-called and noticed meeting of the Board or acted by written consent without meeting to take any of the foregoing actions, in any of which cases the Buyer shall be entitled to a termination fee and reimbursement of expenses in accordance with the last paragraph of Paragraph 9.

(b)                                 Notwithstanding the foregoing, if Buyer’s due diligence investigation results in the discovery of a material environmental remediation matter relating to one or more of Scheib’s owned real properties which (A) remediation is required by applicable law or (B) remediation would reasonably be required by a commercial lender to the Buyer as a condition to funding a loan with respect to the affected property, and the cost of such remediation is reasonably estimated by the Buyer to be greater than $500,000 in the aggregate, or $250,000 with regard to any single location (any such discovery, a “Material Environmental Issue”), then the Buyer shall provide prompt written notice of such discovery to Scheib, and either party, prior to the expiration of the Due Diligence Period, shall have the right to terminate this Letter of Intent by written notice to the other party.  In the event that the Buyer or Scheib elects to so terminate this Letter of Intent, the Buyer shall be entitled to reimbursement from Scheib of its reasonable documented out-of-pocket direct costs in connection with its environmental due diligence (including costs of surveys, appraisals and environmental consultants, but excluding legal, accounting and financial advisory fees), up to an aggregate amount of $250,000, that were incurred by the Buyer in connection with the Buyer’s environmental due diligence investigation, which amount shall be due and payable after such termination so long as Scheib has received from the Buyer satisfactory documentation regarding such expenses, and the receipt of such amount will serve as the sole and exclusive remedy to the Buyer under this Letter of Intent in the event of such a termination of this Letter of Intent.  If neither the Buyer nor Scheib exercises its right to terminate on such basis, or if Buyer’s due diligence investigation discovers an environmental remediation matter that would qualify as a Material Environmental Issue but for the fact that the Buyer’s reasonable estimate of the cost of remediation thereof is less than $500,000 in the aggregate or $250,000 with regard to a single location (a “Minor Environmental Issue”), then a mutually agreed reasonable estimate for the remaining remediation costs associated with such Material Environmental Issue or Minor Environmental Issue shall be included as a current liability on the Working Capital Statement.   No allegation of a failure or a failure of the Buyer that its written notice of a Material Environmental Issue was not prompt shall in any way limit, reduce or adversely affect the Buyer’s remedies under this Paragraph 11(b).

(c)                                  All payment obligations under Paragraph 9 and under this Paragraph 11 shall survive any termination of this Letter of Intent.

12.                                 Termination of the Merger Agreement.  The Merger Agreement will contain a termination provision substantially to the effect of Paragraph 11.

13.                                 Enforceability of this Letter of Intent.

Except as described in the following paragraph, this Letter of Intent is not a binding agreement and is intended solely as a summary of the contemplated terms of the proposed Merger.  The parties to this Letter of Intent acknowledge and agree that this Letter of Intent does not constitute an agreement that the Merger Agreement will be consummated and that except as otherwise specifically provided in this Letter of Intent, neither party to this Letter of Intent will be liable to the other if the Merger Agreement is never signed.

Notwithstanding anything to the contrary in the preceding paragraph, the following paragraphs of this Letter of Intent are binding on and enforceable against Scheib and the Buyer during the term of this Letter of Intent and following the termination of this Letter of Intent for any reason: Paragraph 4 (Public Announcements); Paragraph 5 (Expenses); Paragraph 7 (Complete Agreement; Amendments); Paragraph 9 (Exclusive Dealings); Paragraph 11 (Termination of this Letter of Intent); and Paragraph 13 (Enforceability of this Letter of Intent).  Furthermore, the second and third grammatical paragraphs of Paragraphs 3 (Access) and 6 (Conduct of Business) are binding and enforceable against the parties to this Letter of Intent during the term of this Letter of Intent but not after the termination of this Letter of Intent.

This Letter of Intent will be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to such state’s conflict-of-law principles.  All disputes arising between Scheib and the Buyer concerning the interpretation or enforcement of this Letter of Intent must be submitted to final and binding confidential arbitration, before one arbitrator, in accordance with the applicable Comprehensive Arbitration Rules and Procedures of the Judicial Arbitration Mediation Service (“JAMS”) in effect on the date of such arbitration.  All arbitration proceedings will be conducted in Los Angeles, California and will be administered by JAMS.  A party to this Letter of Intent is entitled to initiate an arbitration proceeding if a dispute cannot be resolved amicably within ten days after the other party to this Letter of Intent has been notified in writing of the existence of the dispute.  If the parties cannot agree upon a retired California state or federal court judge from the Los Angeles, California office of JAMS to serve as the arbitrator within fifteen days after the matter is submitted for arbitration, a retired California state or federal court judge from the Los Angeles, California office of JAMS promptly will be appointed in accordance with the applicable rules of JAMS to serve as the sole arbitrator.

The arbitrator is instructed to interpret and enforce this Letter of Intent in strict accordance with its terms, and the arbitrator does not have the right or power to alter or amend any term of this Letter of Intent.  The arbitrator’s award must contain a written statement that summarizes the reasons for the award.  An award of the arbitrator that is in violation of the requirements of either of the two immediately preceding sentences will constitute an action that exceeds the arbitrator’s powers and, as such, may be vacated by a court of competent jurisdiction.

The arbitrator’s award may be enforced in any court of competent jurisdiction.  Notwithstanding the foregoing, each party to this Letter of Intent is entitled to bring an action for temporary or preliminary injunctive relief at any time in, any court of competent jurisdiction in order to prevent immeasurable and irreparable injury that might result from a breach of this Letter of Intent.  Each party to this Letter of Intent agrees that all rights to a trial by jury of any claim arising out of or relating to this Letter of Intent are forever and absolutely waived.

The unsuccessful party to any arbitration proceeding or to any court action that is permitted by this Letter of Intent must pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys fees, incurred by the successful party in connection with such proceeding or action, all of which will be included in and as a part of the award rendered in such proceeding or action.  For purposes of this paragraph, attorneys’ fees include, without limitation, fees incurred in connection with post-judgment and post-award actions.

*   *   *

If the terms and conditions specified above are acceptable to you, please indicate your acceptance by signing below and returning a signed copy to the Buyer no later than May 21, 2004.  The Buyer reserves the right to withdraw this Letter of Intent at any time before it is accepted.  This Letter of Intent can be signed in counterparts and by facsimile.  Upon acceptance by you, the Buyer will proceed to prepare the Merger Agreement and the Buyer and Scheib will resolve inconsistencies between the Merger Agreement and the Confidential Information Non-Disclosure and Non-Solicitation Agreement.  The Merger will close as promptly as possible after the execution of the Merger Agreement and the approval of the Merger by Scheib’s stockholders.

Very truly yours,

ELDEN HOLDING GROUP, LLC

By:	/s/ Cary Lefton
Cary Lefton
Managing Member

Acknowledged, Accepted and
Agreed to as of the Date Hereof:

EARL SCHEIB, INC.

By	/s/ Christian K. Bement
Christian K. Bement
Chief Executive Officer

Subject to the terms and conditions of this Letter of Intent, Kimco Realty Corporation (“Kimco”) and Buyer hereby acknowledge that Kimco has committed to make available (or to cause an affiliate of Kimco to make available) to the Buyer debt financing in an amount sufficient to enable Buyer to pay the Purchase Price at the Closing.

Acknowledged and Agreed
as of the Date Hereof:

KIMCO REALTY CORPORATION

	By:	/s/ Ray Edwards
	Name:	Ray Edwards
	Its:	Vice President

CC:	Kevin Masuda

JoAnn Carpenter

Ray Edwards

Mike Bollenbacher

Fred Wasson